UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number: 0-22922

                         American Country Holdings Inc.
                         ------------------------------
             (Exact name of registrant as specified in its charter)

                            222 North LaSalle Street
                          Chicago, Illinois 60601-1105
                                 (312) 456-2000
                                 --------------
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)


                     Common Stock, $0.01 par value per share
                     ---------------------------------------
                         Common Stock Purchase Warrants
                         ------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
                   (Titles of all other classes of securities
                        for which a duty to file reports
                          under section 13(a) or 15(d)
                                    remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]                   Rule 12h-3(b)(1)(ii)   [  ]
Rule 12g-4(a)(1)(ii)   [  ]                  Rule 12h-3(b)(2)(i)    [  ]
Rule 12g-4(a)(2)(i)    [  ]                  Rule 12h-3(b)(2)(ii)   [  ]
Rule 12g-4(a)(2)(ii)   [  ]                  Rule 15d-6             [  ]
Rule 12h-3(b)(1)(i)    [  ]

Approximate  number of holders of record as of the certification or notice date:
[ ]




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          Pursuant to the  requirements of the Securities  Exchange Act of 1934,
American Country Holdings Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  April 8, 2002

                                           By:      /s/ W. Shaun Jackson
                                              ----------------------------------
                                              Name:  W. Shaun Jackson
                                              Title: Vice President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.